[Exhibit 23.2]

KPMG Peat Marwick, LLP
400 Capitol Mall
Sacramento, CA  95814

                         Independent Auditors' Consent

The Board of Directors and Shareholders
The Money Store, Inc.:

We consent to incorporation by reference in the registration statement
(No. 333-20817) on Amendment No. 2 to Form S-3 Registration Statement dated March 6, 1997 of The Money Store Inc. of our report dated February 14, 1996, relating to the consolidated statement of financial condition of The Money Store Inc. and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of The Money Store Inc., and to the reference to our Firm under the heading "Experts" in the Registration Statement.

                                   /s/ KPMG Peat Marwick LLP

Sacramento, California
March 6, 1997